Exhibit 99.1

NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2014

FISCAL 2014 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.07 billion compared to $2.13 billion in the prior year

•	Reported Total Segment EBITDA of $141 million compared to $89 million in the prior year

•	Reported Net Income of $38 million compared to a Net Loss of ($83) million in the prior year

•	Diluted EPS were $0.05 compared to ($0.16) in the prior year

NEW YORK, NY – November 11, 2013 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2013.

Commenting on the results, Chief Executive Robert Thomson said:

“Our first quarter as the new News was the beginning of a journey in the digital development of the company. There are certainly headwinds in Australia, magnified by inauspicious foreign currency movements, but we have been consistently cost conscious and are transforming our publishing operations longer-term into multi-platform businesses. We are vigorously pursuing a strategy to improve our revenue prospects and we look forward to updating all in future quarters.”

The Company reported fiscal 2014 first quarter total revenues of $2.07 billion, a 3% decrease as compared to the prior year revenues of $2.13 billion. The majority of the revenue decline reflects lower advertising revenues at the News and Information Services segment, foreign exchange fluctuations and the sale of the Dow Jones Local Media Group (“LMG”), partially offset by the inclusion of FOX SPORTS Australia, which News Corp began consolidating in November 2012 following the Consolidated Media Holdings (“CMH”) acquisition, and continued strength in the Digital Real Estate Services segment. Excluding the impact of acquisitions, divestitures and foreign exchange fluctuations, Revenues1 declined 4% compared to the prior year.

The Company reported first quarter Total Segment EBITDA2 of $141 million, a 58% increase as compared to $89 million in the prior year. This improvement was mainly due to the consolidation of FOX SPORTS Australia and lower costs at News and Information Services as well as for the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”), partially offset by higher losses at Amplify and foreign exchange fluctuations. Excluding all costs related to the U.K. Newspaper Matters and the impact of acquisitions, divestitures and foreign exchange fluctuations, Total Segment EBITDA1 declined 5% compared to the prior year.

[1]	Adjusted Revenues and Adjusted Total Segment EBITDA are non-GAAP financial measures. See “Note 1 – Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA” for a description of Adjusted Revenues and Adjusted Total Segment EBITDA as well as for reconciliations from reported revenues to Adjusted Revenues and from reported Total Segment EBITDA to Adjusted Total Segment EBITDA.

[2]	Total Segment EBITDA is a non-GAAP financial measure. See “Note 2 – Total Segment EBITDA” for a description of Total Segment EBITDA and for reconciliations from revenues to Total Segment EBITDA and from Total Segment EBITDA to net income (loss).

Net income was $38 million as compared to a net loss of ($83) million in the prior year. Adjusted net income attributable to News Corporation stockholders3 was $17 million compared to $37 million in the prior year.

Diluted net income per share attributable to News Corporation stockholders was $0.05 as compared to a net loss per share of ($0.16) in the prior year. Adjusted EPS3 were $0.03 compared to $0.06 in the prior year.

Free cash flow available to News Corporation4 improved by $145 million in the quarter to ($10) million, from ($155) million in the prior year.

SEGMENT REVIEW

	For the three months ended September 30,
	2013	2012	% Change
	(in millions)
Revenues:
News and Information Services	$1,495	$1,666	(10)%
Cable Network Programming	132	—	* *
Digital Real Estate Services	90	81	11%
Book Publishing	328	352	(7)%
Other	27	34	(21)%

Total Revenues	$2,072	$2,133	(3)%

Segment EBITDA:
News and Information Services	$133	$126	6%
Cable Network Programming	29	—	* *
Digital Real Estate Services	44	35	26%
Book Publishing	43	40	8%
Other	(108)	(112)	(4)%

Total Segment EBITDA	$141	$89	58%

**	- Not meaningful

News and Information Services

Revenues for the first quarter of fiscal 2014 decreased $171 million, or 10%, compared to the prior year. Australian newspapers revenues declined 22% and accounted for the majority of the revenue decline compared to the prior year. Total segment advertising revenues declined 12%, driven by weakness in Australia and moderating declines at Dow Jones and News UK versus the prior year, offset by continued growth at News

[3]	Adjusted Net Income attributable to News Corporation stockholders and Adjusted EPS are non-GAAP financial measures. See “Note 3 – Adjusted Net Income Attributable to News Corporation Stockholders and Adjusted EPS” for reconciliations of reported net income (loss) attributable to News Corporation stockholders and diluted earnings (loss) per share attributable to News Corporation stockholders to Adjusted Net Income attributable to News Corporation stockholders and Adjusted EPS. Adjusted figures exclude costs related to U.K. Newspaper Matters, impairment and restructuring charges and Other, net. Restructuring charges consist of $27 million and $115 million in the three months ended September 30, 2013 and 2012, respectively.

[4]	Free cash flow available to News Corporation is a non-GAAP financial measure. See “Free Cash Flow Available to News Corporation” section below for a description of free cash flow available to News Corporation and for a reconciliation from Net cash provided by (used in) operating activities to free cash flow available to News Corporation.

America Marketing driven by improving sales performance from its in-store business. Circulation and subscription revenues declined 6%, due to lower print volume and a decline in Institutional revenues at Dow Jones, partially offset by cover price increases at the U.K. and Australian newspapers as well as improvements at The Wall Street Journal and WSJ.com. Foreign exchange fluctuations had a 4% negative impact on advertising revenues and a 3% negative impact on circulation and subscription revenues. Excluding the impact of divestitures and foreign exchange fluctuations, Segment revenues declined 6%.

Segment EBITDA increased $7 million in the quarter, or 6%, as compared to the prior year. Results were driven by positive contributions at News UK, News America Marketing and the absence of losses from The Daily more than offsetting continued weakness in Australia. Total operating expenses declined 12% driven in part by the impact of cost savings initiatives, ongoing operational efficiencies and lower production costs, as well as the sale of LMG. Excluding the impact of divestitures and foreign exchange fluctuations, Segment EBITDA increased 12%.

Cable Network Programming

In the first quarter of fiscal 2014, revenues were $132 million and Segment EBITDA was $29 million reflecting the consolidation of FOX SPORTS Australia in November 2012. On a stand-alone basis5, strong growth in advertising revenues from improved ratings and increased government election spending, coupled with higher subscription revenues, was offset by foreign exchange fluctuations, leading to revenues being flat versus the prior year. Segment EBITDA declined 31% on a stand-alone basis, primarily driven by the timing of higher expenses associated with the National Rugby League rights contract which began in March 2013. Excluding the impact of foreign exchange fluctuations, revenues increased 14% from the prior year and Segment EBITDA decreased 21%.

Digital Real Estate Services

Revenues in the quarter increased $9 million, or 11%, compared to the prior year reflecting increased revenues from listing depth penetration. Segment EBITDA in the quarter increased $9 million, or 26%, compared to the prior year, primarily due to the increased revenues as noted above. Excluding the impact of foreign exchange fluctuations, revenues and Segment EBITDA increased 23% and 43%, respectively.

Book Publishing

Revenues in the quarter decreased $24 million, or 7%, compared to the prior year as improved e-book sales were more than offset by the divestiture of the Women of Faith live events business, the decision to exit the third party distribution business in the U.S. and softness in the Christian publishing marketplace as compared to the prior year. E-book sales improved by over 30% versus the prior year period and represented 22% of revenues, up from 15% in the prior year. Segment EBITDA increased $3 million, or 8%, from the prior year benefiting from the higher contribution to profits from e-books and ongoing operational efficiencies, which were partially offset by the weaker top-line this quarter. Excluding the impact of acquisitions, divestitures, and foreign exchange fluctuations, revenues decreased 5% and Segment EBITDA increased 8%.

[5]	For the three months ended September 30, 2012, on a stand-alone basis, FOX SPORTS Australia had revenues of $132 million, operating income of $39 million, depreciation of $3 million and Segment EBITDA of $42 million. Excluding the impact of foreign exchange fluctuations of $18 million on revenues and $4 million on Segment EBITDA, revenues and Segment EBITDA would have been $150 million and $33 million, respectively, for the three months ended September 30, 2013.

Other

Revenues in the quarter decreased $7 million, or 21%, compared to the prior year, primarily due to the divestiture of the Company’s Australian digital businesses during fiscal 2013. Segment EBITDA in the quarter improved $4 million, primarily due to decreased fees and costs related to the U.K. Newspaper Matters of approximately $44 million, partially offset by higher expenses of $29 million at Amplify primarily resulting from increased product development, $6 million incurred by the corporate Strategy and Creative Group and increased corporate overhead expenses of $8 million compared to an allocated basis used for fiscal 2013.

Prior to the separation, the Company’s Statement of Operations included allocations of general corporate expenses for certain support functions that were provided on a centralized basis by 21st Century Fox. For the three months ended September 30, 2013, the Company’s Statement of Operations reflects actual corporate overhead costs incurred by the Company as it performs these functions using its own resources or purchased services from either third parties or 21st Century Fox.

In the first quarter of fiscal 2014, News Corp incurred gross fees and costs of $40 million related to the U.K. Newspaper Matters compared to $61 million incurred in the prior year. The net impact on Segment EBITDA after indemnification from 21st Century Fox was $17 million in the current quarter.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $13 million compared to $26 million in the prior year. The lower contribution primarily reflects the absence of the Company’s 44% stake in SKY Network Television Ltd. which was sold in March 2013 and the consolidation of FOX SPORTS Australia in November 2012. Partially offsetting this decline was a higher contribution from Foxtel due mainly to the Company’s increased ownership to 50% from 25% in November 2012.

	For the three months ended September 30,
	2013	2012
	(in millions)
Foxtel(a)	$13	$5
Pay television and cable network programming equity affiliates(b)	—	22
Other equity affiliates	—	(1)

Total Equity earnings of affiliates	$13	$26

(a)	The Company owned 25% of Foxtel through November 2012. In November 2012, the Company increased its ownership in Foxtel to 50% as a result of the CMH acquisition. The Company amortized $16 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months ended September 30, 2013. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.

(b)	Includes equity earnings of FOX SPORTS Australia and SKY Network Television Ltd. The Company acquired the remaining interest in FOX SPORTS Australia in November 2012 as a result of the CMH acquisition and sold its investment in SKY Network Television Ltd. in March 2013. The results of FOX SPORTS Australia have been included within the Cable Network Programming segment in the Company’s consolidated results of operations since November 2012.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by (used in) operating activities, less payments for property, plant and equipment, net of acquisitions, and REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company’s business, acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated and combined statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by (used in) operating activities to free cash flow available to News Corporation:

	For the three months ended September 30,
	2013	2012
	(in millions)
Net cash provided by (used in) operating activities	$59	$(87)
Less: Property, plant and equipment, net of acquisitions	(67)	(64)

	(8)	(151)
Less: REA Group free cash flow	(21)	(21)
Plus: Cash dividends received from REA Group	19	17

Free cash flow available to News Corporation	$(10)	$(155)

Free cash flow available to News Corporation in the three months ended September 30, 2013 improved by $145 million from $(155) million in the prior year. This was driven by lower restructuring payments of $71 million, the inclusion of Cable Network Programming Segment EBITDA in the current period of $29 million, lower tax payments of $27 million and lower payments for fees and costs related to the U.K. Newspaper Matters of $25 million. These increases in net cash provided by operating activities were partially offset by the absence of cash distributions of $16 million received in the prior year primarily from SKY Network Television Ltd. as the Company sold its investment in SKY Network Television Ltd. in March 2013.

OTHER MATTERS

The Company previously filed refund claims for certain losses, pertaining to periods prior to the separation, in a foreign jurisdiction that had been subject to litigation. In the first quarter of fiscal 2014, the foreign tax authority determined that it would not appeal a favorable court ruling received by the Company in July 2013 and therefore, a portion of the uncertain matter has been resolved in the quarter. As a result, the Company received a refund of taxes plus interest in October 2013.

Pursuant to the Tax Sharing and Indemnification Agreement with 21st Century Fox, refunds received related to these matters, net of applicable taxes paid by the Company, are to be remitted to 21st Century Fox. Accordingly, the Company recorded an income tax benefit and a corresponding expense to Other, net of $483 million for the payable to 21st Century Fox in the Statements of Operations for the three months ended September 30, 2013.

Conference call

News Corporation’s earnings conference call can be heard live at 4:30pm Eastern Standard Time on November 11, 2013. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, cable network programming in Australia, digital real estate services, book publishing, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:
Michael Florin
Investor Relations 212-416-3363 mflorin@newscorp.com

Ashley Huston
Corporate Communications 212-416-2025 ahuston@newscorp.com

NEWS CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended
	September 30,
	2013	2012
Revenues:
Advertising	$958	$1,041
Circulation and Subscription	679	608
Consumer	311	326
Other	124	158

Total Revenues	2,072	2,133
Operating expenses	(1,295)	(1,334)
Selling, general and administrative	(636)	(710)
Depreciation and amortization	(141)	(125)
Impairment and restructuring charges	(27)	(115)
Equity earnings of affiliates	13	26
Interest, net	17	11
Other, net	(441)	3

Loss before income tax benefit	(438)	(111)
Income tax benefit	476	28

Net income (loss)	38	(83)
Less: Net income attributable to noncontrolling interests	(11)	(9)

Net income (loss) attributable to News Corporation stockholders	$27	$(92)

Weighted average shares outstanding:
Basic	579	579
Diluted	580	579
Net income (loss) attributable to News Corporation stockholders per share
Basic and diluted	$0.05	$(0.16)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	As of September 30, 2013	As of June 30, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,688	$2,381
Amounts due from 21st Century Fox	—	247
Receivables, net	1,426	1,335
Taxes receivable	584	29
Other current assets	532	651

Total current assets	5,230	4,643

Non-current assets:
Investments	2,571	2,499
Property, plant and equipment, net	3,012	2,992
Intangible assets, net	2,174	2,186
Goodwill	2,739	2,725
Other non-current assets	617	598

Total assets	$16,343	$15,643

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$238	$242
Accrued expenses	1,107	1,108
Amounts due to 21st Century Fox, net	413	—
Deferred revenue	414	389
Other current liabilities	473	432

Total current liabilities	2,645	2,171

Non-current liabilities:
Retirement benefit obligations	268	345
Deferred income taxes	185	152
Other non-current liabilities	286	279
Commitments and contingencies
Redeemable preferred stock	20	20
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,299	12,281
Retained Earnings	27	—
Accumulated other comprehensive income	489	271

Total News Corporation stockholders’ equity	12,821	12,558
Noncontrolling interests	118	118

Total equity	12,939	12,676

Total liabilities and equity	$16,343	$15,643

NEWS CORPORATION

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the three months ended
	September 30,
	2013	2012
Operating activities:
Net Income (loss)	$38	$(83)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	141	125
Equity earnings of affiliates	(13)	(26)
Cash distributions received from affiliates	—	16
Foreign tax refund payable to 21st Century Fox, net	483	—
Foreign tax refund receivable, net of applicable taxes	(483)	—
Other, net	(42)	(3)
Deferred income taxes and taxes payable	5	(57)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(74)	(25)
Inventories, net	32	(21)
Accounts payable and other liabilities	(22)	(12)
Pension and postretirement benefit plans	(6)	(1)

Net cash provided by (used in) operating activities	59	(87)

Investing activities:
Property, plant and equipment, net of acquisitions	(67)	(64)
Acquisitions, net of cash acquired	(2)	(228)
Investments in equity affiliates	—	(2)
Proceeds from dispositions	96	—

Net cash provided by (used in) investing activities	27	(294)

Financing activities:
Net transfers from 21st Century Fox and affiliates	217	255
Dividends paid	(12)	(11)

Net cash provided by financing activities	205	244

Net increase (decrease) in cash and cash equivalents	291	(137)
Cash and cash equivalents, beginning of period	2,381	1,133
Exchange movement on opening cash balance	16	14

Cash and cash equivalents, end of period	$2,688	$1,010

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign exchange fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2013 and 2012.

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2013	2012	Difference	2013	2012	Difference
	(in millions)			(in millions)
As reported	$2,072	$2,133	$(61)	$141	$89	$52
Impact of acquisitions	(134)	—	(134)	(29)	—	(29)
Impact of divestitures	(33)	(59)	26	(4)	(8)	4
Net impact of U.K. Newspaper Matters	—	—	—	17	61	(44)
Impact of foreign exchange fluctuations	80	—	80	10	—	10

As adjusted	$1,985	$2,074	$(89)	$135	$142	$(7)

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2013 and 2012 are as follows:

	For the three months ended September 30,
	2013	2012	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$1,533	$1,624	(6)%
Cable Network Programming	—	—	* *
Digital Real Estate Services	100	81	23%
Book Publishing	325	342	(5)%
Other	27	27	—%

Total Adjusted Revenues	$1,985	$2,074	(4)%

Adjusted Segment EBITDA:
News and Information Services	$133	$119	12%
Cable Network Programming	—	—	* *
Digital Real Estate Services	50	35	43%
Book Publishing	43	40	8%
Other	(91)	(52)	75%

Total Adjusted Segment EBITDA	$135	$142	(5)%

**	- Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2013 and 2012.

	For the three months ended September 30, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Exchange Fluctuations	Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,495	$—	$(28)	$66	$—	$1,533
Cable Network Programming	132	(132)	—	—	—	—
Digital Real Estate Services	90	—	—	10	—	100
Book Publishing	328	(2)	(5)	4	—	325
Other	27	—	—	—	—	27

Total Revenues	$2,072	$(134)	$(33)	$80	$—	$1,985

Segment EBITDA:
News and Information Services	$133	$—	$(4)	$4	$—	$133
Cable Network Programming	29	(29)	—	—	—	—
Digital Real Estate Services	44	—	—	6	—	50
Book Publishing	43	—	—	—	—	43
Other	(108)	—	—	—	17	(91)

Total Segment EBITDA	$141	$(29)	$(4)	$10	$17	$135

	For the three months ended September 30, 2012
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Exchange Fluctuations	Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,666	$—	$(42)	$—	$—	$1,624
Cable Network Programming	—	—	—	—	—	—
Digital Real Estate Services	81	—	—	—	—	81
Book Publishing	352	—	(10)	—	—	342
Other	34	—	(7)	—	—	27

Total Revenues	$2,133	$—	$(59)	$—	$—	$2,074

Segment EBITDA:
News and Information Services	$126	$—	$(7)	$—	$—	$119
Cable Network Programming	—	—	—	—	—	—
Digital Real Estate Services	35	—	—	—	—	35
Book Publishing	40	—	—	—	—	40
Other	(112)	—	(1)	—	61	(52)

Total Segment EBITDA	$89	$—	$(8)	$—	$61	$142

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to net income (loss).

	For the three months ended September 30,
	2013	2012	Change	% Change
	( in millions)
Revenues	$2,072	$2,133	$(61)	(3)%
Operating expenses	(1,295)	(1,334)	39	(3)%
Selling, general and administrative	(636)	(710)	74	(10)%

Total Segment EBITDA	141	89	52	58%
Depreciation and amortization	(141)	(125)	(16)	13%
Impairment and restructuring charges	(27)	(115)	88	(77)%
Equity earnings of affiliates	13	26	(13)	(50)%
Interest, net	17	11	6	55%
Other, net	(441)	3	(444)	* *

Net loss before income tax benefit	(438)	(111)	(327)	* *
Income tax benefit	476	28	448	* *

Net income (loss)	$38	$(83)	$121	* *

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME ATTRIBUTABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income attributable to News Corporation stockholders and diluted earnings per share (“EPS”) excluding Segment EBITDA adjustments, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income attributable to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income attributable to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income attributable to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated or combined net income (loss) attributable to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) attributable to News Corporation stockholders and reported diluted EPS to adjusted net income attributable to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2013 and 2012.

	3 Months Ended		3 Months Ended
	September 30, 2013		September 30, 2012
	Net income attributable to stockholders	EPS	Net income (loss) attributable to stockholders	EPS
	(in millions, except per share data)
As reported	$27	$0.05	$(92)	$(0.16)
U.K. Newspaper Matters	17	0.03	61	0.11
Impairment and restructuring charges	27	0.05	115	0.20
Other, net (a)	441	0.76	(3)	(0.01)
Tax impact on items above (b)	(495)	(0.86)	(44)	(0.08)

As adjusted	$17	$0.03	$37	$0.06

(a)	Other, net for the three months ended September 30, 2013 primarily includes foreign tax refund payable to 21st Century Fox offset by a gain on third party pension contribution.
(b)	Tax impact on items above for the three months ended September 30, 2013 primarily includes a foreign tax refund receivable of $483 million which has an offsetting payable to 21st Century Fox included within Other, net above.